Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services – Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated August 25, 2017 with respect to the financial statements of AB Emerging Markets Core Portfolio, one of the portfolios constituting the AB Cap Fund, Inc., for the period ended June 30, 2017, which is incorporated by reference in this Post-Effective Amendment No. 243 to the Registration Statement (Form N-1A No. 2-29901) of the AB Cap Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

October 30, 2017